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EXHIBIT 4.2    DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE
               PREFERRED STOCK

                           CERTIFICATE OF DESIGNATION

                                     of the

                         RELATIVE RIGHTS AND PREFERENCES

                                     of the


                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                              MIDISOFT CORPORATION

The undersigned, the Secretary of Midisoft Corporation, a Washington corporation (the "Corporation"), in accordance with the provisions of RCW 23B.10.060, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation, the following resolution creating the Series A Convertible Preferred Stock was duly adopted by the Board of Directors on September 16, 1996.

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Articles of Incorporation and the provisions of RCW 23B.06.020(4), the Board of Directors does hereby provide for the designation of a series of preferred stock to be named "Series A Convertible Preferred Stock," initially consisting of one thousand five hundred (1,500) shares, and to the extent that the designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock are not stated and expressed in the Restated Articles of Incorporation, the Board of Directors does hereby fix and herein state and express such designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

1.   DESIGNATION.

     A total of one thousand five hundred (1,500) shares of the Corporation's Preferred Stock shall be designated the "Series A Convertible Preferred Stock."

2.   DIVIDENDS.

          a. COMPUTATION OF CUMULATIVE DIVIDENDS. The holders of the outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of 8% per share of Series A Convertible Preferred Stock. Dividends on the Series A Convertible Preferred Stock shall accrue from day to day on each share of Series A Convertible Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid if, as and when declared by the Board of Directors of the Corporation, or upon liquidation, dissolution or winding up of the Corporation pursuant to Section 3 hereof, or upon redemption pursuant to Section 6 hereof, provided however, that such dividend shall be payable in shares of common stock of the Corporation (the "Common Stock"), at the option of the holder hereof, at each conversion Series A Convertible Preferred Stock for Common Stock as provided for herein ("Conversion"). Such dividend consisting of Common Stock at each Conversion shall be equal to the dollar amount of the unpaid cumulative dividend divided by the closing price of Common Stock as reported by the Nasdaq National Market or other stock exchange where the Common Stock is traded on the day of the Conversion.


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          All numbers relating to calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Convertible Preferred Stock. Such dividends on the Series A Convertible Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock. Upon the conversion of all shares of the Series A Convertible Preferred Stock, all such accrued and unpaid cumulative dividends on such shares of Series A Convertible Preferred Stock to and until the date of such conversion shall be payable in common stock of the Corporation.

3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Convertible Preferred Stock and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series A Convertible Preferred Stock with respect to liquidation preferences, the holders of each share of Series A Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to the sum of:

          a. $1000 per share of Series A Convertible Preferred Stock, plus all accrued but unpaid dividends thereon, whether or not earned or declared up to and including the date full payment shall be tendered to the holders of the Series A Convertible Preferred Stock with respect to such liquidation, dissolution or winding up.

     The amounts set forth above and throughout this Section 3 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Convertible Preferred Stock.

     If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series A Convertible Preferred Stock the full amount to which they otherwise would be entitled to receive, the holders of Series A Convertible Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts to which they would otherwise be entitled to receive upon liquidation if all liquidation preference dollar amounts owing to the holders of Series A Convertible Preferred Stock were paid in full.

     After such payment shall have been made in full to the holders of the Series A Convertible Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Convertible Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

     Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata with respect to each series of Series A Convertible Preferred Stock in accordance with the liquidation preference amounts described in Section 3 above.

     In the event of any dispute between the holders of the Series A Convertible Preferred Stock and the Corporation regarding the determination of the fair market value of non-cash distributions, on the request of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock (voting as a separate class), the Corporation shall engage a consulting or investment banking firm selected by the Board of


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Directors and approved by the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock (voting as a separate class) to prepare an independent appraisal of the fair market value of such property to be distributed. The expenses of any appraisal by such consulting or investment banking firm shall be borne by the Corporation.

4.   VOTING POWER.

     Except as otherwise expressly provided in this Section 4, or as otherwise required by law, the Series A Preferred Stock shall be non-voting capital stock of the Corporation. Except as otherwise expressly provided in this Section 4 or
Section 8 hereof or as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the holders of Series A Preferred Stock of the Corporation.

5. CONVERSION RIGHTS. The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

          a.   GENERAL. Subject to and in compliance with the provisions of this
Section 5, each share of Series A Convertible Preferred Stock held by any person or entity may, at the option of such person or entity, be converted in amounts as provided in Section 5(c) hereof at any time and from time to time into shares of Common Stock. The per share of Series A Convertible Preferred Stock number of shares of Common Stock to which such holder shall be entitled to receive upon Conversion shall be the quotient obtained by dividing $1,000 by the Conversion Rate (determined as provided in Section 5(b)).

          b. CONVERSION RATE. The conversion rate in effect at any time for the Series A Convertible Preferred Stock (the "Conversion Rate") shall be equal to the lesser of (a) eighty five percent (85%) of the closing bid price of the Common Stock as report by the Nasdaq National Market or such other exchange that the Common Stock is then traded on the day of Conversion, or (b) one hundred percent (100%) of the closing bid price of the Common Stock as reported by the Nasdaq National Market on the Closing Date. The Closing Date is the date the Series A Convertible Preferred Stock is issued, on or about September 20, 1996.

          c. CONVERSION AMOUNT. Each holder of Series A Convertible Preferred Stock shall be entitled to convert, in compliance with this Section 5, the following amounts of their Series A Convertible Preferred Stock: (i) one-third (1/3) of the shares of Series A Convertible Preferred Stock purchased by such holder on or after the date 60 days following the Closing Date, (ii) one-third (1/3) of the shares of Series A Convertible Preferred Stock purchased by such holder on or after the date 90 days following the Closing Date, and (iii) one-third (1/3) of the shares of Series A Convertible Preferred Stock purchased by such holder on or after the date 120 days following the Closing Date.

          d. WARRANT GRANTED UPON CONVERSION. At the time of Conversion, the Corporation will issue one warrant (a "Warrant") with each share of Common Stock issued pursuant to a Conversion. Such Warrant will entitle the holder thereof for a period of two years from the date of issuance to purchase one share of Common Stock at a price equal to two hundred percent (200%) of the closing bid price of the Common Stock as reported by the Nasdaq National Market on the Closing Date.

          e.   AUTOMATIC CONVERSION.

               (1) Immediately on date 24 months from the Closing Date, all outstanding shares of Series A Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are then convertible pursuant to Section 5 hereof, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.


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               (2)   SURRENDER OF CERTIFICATES UPON AUTOMATIC CONVERSION. Upon
the occurrence of the conversion event specified in the immediately preceding subparagraph, the holders of the Series A Convertible Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

          f. CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise [other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of the Series A Convertible Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

          g. CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Convertible Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Convertible Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors} at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Convertible Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Convertible Preferred Stock being converted.

          h. RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Convertible Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock (including any shares of Series A Convertible Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Convertible Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          i. NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. Upon any of the foregoing events, the Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Convertible Preferred Stock.


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6.   RESTRICTIONS AND LIMITATIONS.

     The Corporation shall not take any corporate action or otherwise amend its Articles of Incorporation or Bylaws without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock (voting as a separate class), each share of Series A Convertible Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Convertible Preferred Stock or materially adversely affect the rights of the holders of the Series A Convertible Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation or take any other corporate action without the approval of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting separately as a single class, if such amendment or corporate action would:

          a. cause or authorize the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of equity securities of the Corporation other than as provided for in or permitted by Section 2 or Section 6 hereof; or

          b. authorize, create or issue, or obligate the Corporation to authorize, create or issue, additional shares of any security senior to or on a parity with the Series A Convertible Preferred Stock; or

          c. reduce the amount payable to the holders of Series A Convertible Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

          d. adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the holders of Series A Convertible Preferred Stock; or

          e. cancel or modify the conversion rights of the holders of Series A Convertible Preferred Stock provided for in Section 5 herein; or


          f. provide for the voluntary liquidation, dissolution, recapitalization or winding up of the Corporation; or

          g. cause or authorize, or obligate itself to cause or authorize, any Reorganization.

7. NO DILUTION OR IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of capital stock or assets. consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Convertible Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Convertible Preferred Stock. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Convertible Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Convertible Preferred Stock from time to time outstanding.

8.   NOTICES OF RECORD DATE.  In the event of

          a. any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or


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          b.   any capital reorganization of the Corporation, any
reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

          c. any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or deliver or cause to be mailed or delivered to each holder of Series A Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, Iiquidation or winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities} for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or delivered at least 20 days prior to the date specified in such notice on which such action is to be taken.


     IN WITNESS HEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true and correct this 18th day of September, 1996.

                                        MIDISOFT CORPORATION

                                        /s/ Melinda Bryden
                                        --------------------

                                        Melinda Bryden
                                        Secretary


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